Exhibit 10.12
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
     THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of the 2nd day of December, 2008, by and between WASHINGTON TELEVISION CENTER LLC, a District of Columbia limited liability company (“Landlord”) and BLACKBOARD INC., a Delaware corporation (“Tenant”).
RECITALS
     A. Pursuant to that certain Office Lease Agreement dated as of December 15, 2006 (the “Original Lease”), as modified by that certain First Amendment to Office Lease Agreement dated as of June 5, 2007 (as modified, the “Lease”), Landlord has leased to Tenant certain space consisting of approximately One Hundred Eleven Thousand Eight Hundred Ninety-Five (111,895) square feet of rentable area on the first (1st), sixth (6th), seventh (7th) and eighth (8th) floors in the office building located at 650 Massachusetts Avenue, NW, Washington, D.C. 20001, as more particularly described in the Lease (the “Premises”).
     B. Landlord and Tenant desire to further amend the Lease as set forth in this Second Amendment to expand the Premises to include the Fifth Floor Expansion Space (as defined below), pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, do hereby agree as follows:
     1. Defined Terms.  All defined terms herein shall have the meaning given to such term in the Lease, unless specifically defined herein.
     2. Incorporation of Recitals.  The foregoing recitals are incorporated by reference into this Second Amendment as if set forth in this Section 2 in full.
     3. Fifth Floor Expansion Space.  Tenant hereby leases from Landlord, and Landlord hereby leases to Tenant, approximately Seventeen Thousand One Hundred Seventy- Three (17,173) rentable square feet on the fifth (5th) floor of the Building as further identified on Exhibit A attached hereto (the “Fifth Floor Expansion Space”) for the Fifth Floor Expansion Space Lease Term (as defined below).
     4. Fifth Floor Expansion Space Lease Term. The lease term of the Fifth Floor Expansion Space shall commence on the earlier of (a) the date Tenant commences conducting business operations in any material portion of the Fifth Floor Expansion Space, or (b) October 1, 2009 (the earlier of (a) or (b), the “Fifth Floor Expansion Space Commencement Date”), and shall be coterminous with Lease Term, including any renewal or extension periods contemplated thereunder (the “Fifth Floor Expansion Space Lease Term”).

     5. Fifth Floor Expansion Space Base Rent. Annual Base Rent for the Fifth Floor Expansion Space shall be equal to the product of (a) the Fifth Floor Expansion Space Base Rent Per Rentable Square Foot (as shown in the chart below) in effect during the applicable Fifth Floor Expansion Space Lease Year (defined below), and (b) the number of square feet in the Fifth Floor Expansion Space. With respect to the Fifth Floor Expansion Space, the term “Fifth Floor Expansion Space Lease Year” means, as applicable, a period of twelve (12) consecutive months commencing on the Fifth Floor Expansion Space Commencement Date, and each successive twelve (12) month period thereafter; provided, however, that if the Fifth Floor Expansion Space Commencement Date is not the first day of a month, then the second Fifth Floor Expansion Space Lease Year shall commence on the first day of the month after the month in which the Fifth Floor Expansion Space Lease Commencement Date occurs, and the Base Rent for any partial additional month during either the first or last Fifth Floor Expansion Space Lease Year will be the Monthly Base Rent in effect for the first or last, as applicable, Fifth Floor Expansion Space Lease Year prorated based on the actual number of days in such month. Landlord and Tenant acknowledge that the Fifth Floor Expansion Space Lease Years do not coincide with the “Lease Years” under the Original Lease.

Fifth Floor
Expansion	Fifth Floor Expansion	Annual Fifth	Monthly Fifth Floor
Space	Space Base Rent Per	Floor Expansion	Expansion Space
Lease Year	Rentable Square Foot	Space Base Rent	Base Rent
1	$47.00	$807,131.00	$67,260.92
2	$47.94	$823,274.00	$68,606.14
3	$48.90	$839,760.00	$69,979.98
4	$49.88	$856,589.00	$71,382.44
5	$51.38	$882,349.00	$73,529.06
6	$52.41	$900,037.00	$75,003.08
7	$53.46	$918,069.00	$76,505.72
8	$54.53	$936,444.00	$78,036.97
9	$55.62	$955,162.00	$79,596.86
10	$56.73	N/A	$81,185.36
The term “Base Rent” includes the Annual Fifth Floor Expansion Space Base Rent, and with respect to the third sentence of Section 4.1(a) of the Original Lease, the term “Monthly Base Rent” includes the Monthly Fifth Floor Expansion Space Base Rent, and the term “Lease Year” includes the term Fifth Floor Expansion Space Lease Year. Landlord and Tenant agree that the number of rentable square feet in the Fifth Floor Expansion Space is Seventeen Thousand One Hundred Seventy-Three (17,173) and not subject to remeasurement. Landlord and Tenant agree that the abatement of Monthly Base Rent set forth in the first (1st) sentence of Section 4.1(b) of the Lease is not applicable to the Fifth Floor Expansion Space Base Rent payable under the terms of this Second Amendment.
     6. Fifth Floor Expansion Space Security Deposit and Prepaid Rent.
          (a) Within thirty (30) days after the date of execution of this Second Amendment by Landlord and Tenant, Tenant shall deliver to Landlord a security deposit in the amount of Four Hundred Three Thousand Five Hundred Sixty-Five Dollars and Fifty Cents ($403,565.50) (the “Fifth Floor Expansion Space Security Deposit”) pursuant to the terms of Article VI of the Lease and as a condition to Landlord’s obligation to pay amounts to Tenant in accordance with Section 9 of this Second Amendment. Tenant shall be permitted to provide such security deposit in the form of a letter of credit pursuant to the terms of Article VI of the Lease, or in the alternative, Tenant may replace the letter of credit currently held by Landlord with a new letter of credit which includes the Fifth Floor Expansion Space Security Deposit. Provided Landlord has received such replacement letter of credit, Landlord agrees to return such initial letter of credit to Tenant promptly upon Tenant’s request. For the purpose of the Lease, the Fifth Floor Expansion Space Security Deposit shall be deemed to be part of and included within the term “Security Deposit” and shall be subject to the provisions of Article VI of the Lease, including, but not limited to, the provisions of Section 6.1 (c) thereof regarding Tenant’s right to reduce the Security Deposit; provided, however, with respect to any burn down of the Fifth Floor Expansion Space Security Deposit in accordance with the terms of Section 6.1(c), the term “Lease Year” therein shall mean the Fifth Floor Expansion Space Base Year and the term “Security Deposit” therein shall mean the Fifth Floor Expansion Space Security Deposit (i.e., the burn down of the Fifth Floor Expansion Space Security Deposit shall commence on the first day of the second Fifth Floor Expansion Space Lease Year).
          (b) Notwithstanding anything to the contrary, in no event will the Security Deposit (whether pursuant to Section 6.1(c) of the Lease or otherwise) be reduced below the amount of Twenty-Five Thousand Dollars ($25,000.00) until the Staircase Restoration Obligation (defined below) is satisfied. Nothing in this Section 6(b) will be deemed or construed to limit the cost of the Staircase Restoration Obligation to the sum of Twenty-Five Thousand Dollars ($25,000.00).
          (c) Within five (5) business days after the date of execution of this Second Amendment by Landlord and Tenant, Tenant shall deliver to Landlord an amount equal to the first two (2) monthly installments of Fifth Floor Expansion Space Base Rent (i.e., $134,521.84), which amount shall be applicable toward and applied against Tenant’s Fifth Floor Expansion Space Base Rent obligations first due under this Second Amendment.
     7. Operating Expenses and Real Estate Taxes. Commencing on the first (1st) day of the second Fifth Floor Expansion Space Lease Year, Tenant shall pay (in accordance with the process generally set forth in Section 5.1(e) of the Lease), as additional rent for the Fifth Floor Expansion Space, (i) Tenant’s proportionate share (with respect to the Fifth Floor Expansion Space only) of the amount by which Operating Expenses incurred by Landlord for each calendar year falling entirely or partly within the Fifth Floor Expansion Space Lease Term exceed the Fifth Floor Expansion Space Base Year Operating Expenses (hereinafter defined) incurred by Landlord during the twelve (12) month period commencing January 1, 2009, and ending December 31, 2009 (the “Fifth Floor Expansion Space Base Year”), and (ii) Tenant’s proportionate share (with respect to the Fifth Floor Expansion Space only) of the amount by which Real Estate Taxes for each calendar year falling entirely or partly within the Fifth Floor Expansion Space Lease Term exceed the Fifth Floor Expansion Space Base Year Real Estate Taxes (hereinafter defined) incurred by Landlord during the Fifth Floor Expansion Space Base Year. For the purpose of this Second Amendment, the term “Fifth Floor Expansion Space Base Year Operating Expenses” means the Operating expenses incurred by Landlord during the Fifth Floor Expansion Space Base Year and the term “Fifth Floor Expansion Space Base Year Real Estate Taxes” means the Real Estate Taxes incurred by Landlord during the Fifth Floor Expansion Space Base Year. Landlord and Tenant acknowledge that the “Base Year” for the “Premises” under the Original Lease is different than the “Base Year” for the Fifth Floor Expansion space. To the extent that the aggregate of the Operating Expenses and Real Estate Taxes (for the Fifth Floor Expansion Space only) for any calendar year are less than the aggregate of the Fifth Floor Expansion Space Base Year Operating Expenses and Fifth Floor Expansion Space Base Year Real Estate Taxes, then Tenant shall only be responsible for the net increase over the aggregate of the Fifth Floor Expansion Space Base Year Operating Expenses and the Fifth Floor Expansion Space Base Year Real Estate Taxes after deducting the amount of such reduction from the Fifth Floor Expansion Space Base Year Operating Expenses and/or Fifth Floor Expansion Space Base Year Real Estate Taxes (as applicable); provided, however, in no event will the netting-out of increase in taxes and expenses pursuant to this sentence result in a credit or reimbursement to Tenant.
     8. Condition of Fifth Floor Expansion Space. Tenant agrees to lease the Fifth Floor Expansion Space in its “as-is” condition; provided, that Landlord shall be responsible for demising the Fifth Floor Expansion Space at Landlord’s sole cost and expense. Notwithstanding the foregoing terms of this Section 8, Landlord shall, prior to May 1, 2009, complete the following: (i) replace all missing ceiling tiles and carpet tiles in the Fifth Floor Expansion Space, which replacement tiles may come from Landlord’s storage, provided that such replacement tiles are reasonably clean and consistent in appearance with the ceiling tiles and carpet tiles existing in the Fifth Floor Expansion Space, (ii) replace all window blinds with the type and style of meccho shades currently located in Tenant’s Premises on the sixth (6th), seventh (7th) and eighth (8th) floors of the Building, (iii) refurbish the perimeter heat pump units applicable to the Fifth Floor Expansion Space, (iv) perform a general cleaning of the Fifth Floor Expansion Space, (v) with respect to the Fifth Floor Expansion Space, ensure that the light fixtures, thermofusers and thermostats are in working order including replacement of ballasts as needed, and (vi) perform HVAC balancing of the Fifth Floor Expansion Space.
     9. Tenant Improvements.
          (a) Tenant Work; Improvement Allowance. Tenant shall, in accordance with the applicable terms of the Lease (including, without limitation, the applicable terms of Exhibit B thereof), perform, and/or cause to be performed, the design and construction of the initial tenant-improvements in Fifth Floor Expansion Space (the “Fifth Floor Expansion Space Tenant Work”), at Tenant’s cost and expense. Notwithstanding the foregoing terms of this Section 9(a), provided no Event of Default exists on the part of Tenant under the Lease, Landlord shall grant Tenant an allowance (the “Fifth Floor Expansion Space Improvements Allowance”) in the amount of Four Hundred Sixty Thousand Eight Hundred Eight and 82/100ths Dollars ($460,808.82), to be applied to the cost of the Fifth Floor Expansion Space Tenant Work; provided, however, that Tenant must apply the Fifth Floor Expansion Space Improvements Allowance towards “hard” costs. Landlord and Tenant agree that (i) all references to Demolition in the Lease and (ii) the following Sections of Exhibit B of the Lease do not apply to this Second Amendment: 3, 6(a), 6(b), 6(d), 8, 15 (except as provided in subsection (b) below) and Schedule II. For purposes of this Second Amendment, all references to the “Improvements Allowance” in

Exhibit B of the Lease will be deemed to refer to the Fifth Floor Expansion Space Improvements Allowance. Landlord hereby approves Coakley-Williams for the role of Leasehold Contractor with respect to the Fifth Floor Expansion Space Tenant Work in addition to the general contractors approved by Landlord in Section 7(a) of Exhibit B of the Lease. Any portion of the Fifth Floor Expansion Space Improvements Allowance that remains unapplied after application as set forth in this Second Amendment and as otherwise provided in Exhibit B to the Lease by the fifth (5th) anniversary of the Fifth Floor Expansion Space Lease Commencement Date (the “Fifth Floor Expansion Space Tenant Improvement Deadline”) (but not in excess of Seventy-Two Thousand Nine Hundred Eighty-Five and 25/100ths Dollars ($72,985.25)) shall be applied against the annual base rent next due and owing following for the Fifth Floor Expansion Space Lease Commencement Date. Any unapplied portion of the Fifth Floor Expansion Space Improvements Allowance in excess of Seventy-Two Thousand Nine Hundred Eighty-Five and 25/100ths Dollars ($72,985.25) shall be deemed waived and forfeited if not utilized by the Fifth Floor Expansion Space Tenant Improvement Deadline. Except for application of the Fifth Floor Expansion Space Improvements Allowance toward annual base rent as provided herein, Landlord shall not be obligated to disburse any of the Fifth Floor Expansion Space Improvements Allowance after the Fifth Floor Expansion Space Tenant Improvement Deadline.
          (b) Landlord Oversight Construction Management Fee. Tenant shall be responsible for the timely payment to Landlord of an oversight construction management fee equal to the amount of one percent (1%) of Tenant’s total “hard” construction costs for the Fifth Floor Expansion Space Tenant Work. Such management fee shall be paid in accordance with the second (2nd) sentence of Section 15 of Exhibit B of the Lease. From time to time, upon Landlord’s request, Tenant shall provide Landlord with documentation reasonably acceptable to Landlord to allow Landlord to verify the “hard” construction costs expended by Tenant.
     10. Signage.
          (a) Landlord shall, at Landlord’s cost, provide Building standard suite entry signage identifying Tenant in a location designated by Landlord and in such place, number, size, color and style as are approved by Landlord in Landlord’s sole discretion, and Landlord also shall, at Tenant’s option, list Tenant’s name in the Building lobby directory with respect to the Fifth Floor Expansion Space pursuant to the terms of the Lease.
          (b) Subject to the terms of Article XI of the Lease and provided Tenant has entered into an amendment(s) to the Lease whereby Tenant has leased either (x) all of the rentable square footage located on the fifth (5th) floor of the Building or (y) any additional rentable square footage in the Building, the total amount of which equals or exceeds the amount of the remaining rentable square footage on the fifth (5th) floor of the Building (i.e., all of the rentable square footage located on the fifth (5th) floor less the Fifth Floor Expansion Space), then Tenant, at Tenant’s sole cost and expense, shall, subject to Landlord’s approval which will not be unreasonably withheld, conditioned or delayed, be permitted to install one (1) exterior identification sign (identifying Tenant’s name and/or logo) in a reasonably prominent location on the Seventh Street, NW side of the Building (Landlord hereby approving the conceptual size, design and location of the sign shown on Exhibit B), which exterior sign may be illuminated in accordance with the terms of Article XI of the Lease. The foregoing sentence relating to Tenant’s 7th Street signage rights shall supersede and replace the applicable provisions of the first (1st) sentence of Section 11.1 of the Lease relating to such Seventh Street, NW signage rights (provided that Tenant’s obligation to remove any such signage if Tenant’s Premises drops below the applicable amount in accordance with the terms of the Lease shall remain effective).
          (c) Tenant, at Tenant’s sole cost and expense, shall, subject to Landlord’s approval (including without limitation approval of the location, size and design) which will not be unreasonably withheld, conditioned or delayed, be permitted to install one (1) sign in the elevator lobby area of the Building and one (1) sign beside the doorway leading from the Building lobby to Tenant’s reception desk on the Seventh Street, NW side of the Building.
     11. Landlord Renovation and Cleaning Obligations. Prior to May 1, 2009, Landlord shall complete the following at Landlord’s sole cost and expense:
          (a) Common Areas. Landlord shall install Building standard floor and wall coverings in the common areas of the fifth (5th) floor of the Building.
          (b) Restrooms. Landlord shall complete a cosmetic renovation of the restrooms on the fifth (5th) floor of the Building, which renovation shall be at least comparable to the renovation currently being performed by Landlord on the other set of restrooms located on the fifth (5th) floor of the Building.
          (c) Window Washing. Landlord shall perform interior washing of all windows located within the Fifth Floor Expansion Space.
     12. Internal Staircase. If Tenant constructs an internal staircase between the fifth (5th) and sixth (6th) floors of the Building (the “Staircase”), Tenant shall, prior to the end of the Lease Term or within forty-five (45) days after earlier termination of the Lease, remove the Staircase, repair any damage caused by such removal and restore the affected portion of the Premises and the Building to their condition immediately prior to commencement of the Fifth Floor Expansion Space Lease Term. If Tenant fails to prosecute and timely complete such removal and restoration, Landlord may, at Landlord’s option, complete such removal and restoration and Tenant shall reimburse Landlord for all costs and expenses incurred in connection therewith, in accordance with Section 9.1 of the Lease. Notwithstanding the foregoing and any provisions to the contrary in the Lease, Tenant’s obligation to remove any interior stairwells constructed by Tenant (including the Staircase) (the “Staircase Restoration Obligation”) may be deferred by Tenant until Landlord has relet the applicable portion of the Premises and determined the scope of required demolition of such stairwell(s) required for the succeeding tenant(s). Upon such determination by Landlord, Landlord shall provide Tenant written notice of such determination, whereupon Tenant shall have seven (7) business days to notify Landlord in writing of whether Tenant elects to perform the Staircase Restoration Obligation (or portion thereof determined necessary by Landlord). If Tenant notifies Landlord of its election not to perform the Staircase Restoration Obligation or fails to notify Landlord of its election with respect to performing the Staircase Restoration Obligation within such seven (7) business day period, then Landlord may at Landlord’s sole option (i) elect to perform the Staircase Restoration Obligation (as compared to Tenant performing such obligation), in which case Tenant shall reimburse Landlord for the reasonable costs of removing such interior stairwell(s) within twenty (20) days after written request, or (ii) elect for Tenant to perform the Staircase Restoration Obligation, in which case Tenant shall perform (and complete) such work in accordance with the applicable terms of the

Lease within forty-five (45) days after Landlord’s written request. Landlord shall provide reasonable substantiation of its costs and invoices to Tenant. The foregoing rights and obligations of Landlord and Tenant shall survive the termination or earlier expiration of this Lease. Nothing in this Section 12 shall be deemed or construed to evidence Landlord’s consent to the construction of the Staircase, any such construction to be separately requested by Tenant in accordance with the terms of the Lease.
     13. Landlord Reimbursement Obligation. Within ten (10) business days of execution of this Second Amendment by both Landlord and Tenant, Landlord shall pay Tenant the amount of Twenty Two Thousand Two Hundred One Dollars and Sixteen Cents ($22,201.16) as reimbursement for the work performed by Tenant in the restrooms located on the sixth (6th) floor of the Premises, which amount equals the product of the actual amount spent by Landlord per restroom in renovating the second (2nd) floor restrooms (including all “hard” and “soft” costs), multiplied by four (4).
     14. [Intentionally Omitted]
     15. Qualified High Technology Company Benefits. Landlord hereby agrees to reasonably cooperate in Tenant’s application to the District of Columbia for certain credits, exemptions and other benefits relating to Tenant’s classification as a “Qualified High Technology Company” at no cost or liability to Landlord. The following sentences shall be added to the end of Section 5.1(a) of the Lease:
“If and to the extent Tenant applies for and qualifies as a “Qualified High Technology Company” and Landlord actually receives a real estate tax credit or abatement (the “Credit”) as the result of such qualification, and if, and only if, the Credit actually reduces Real Estate Taxes in the Base Year (whether by reducing Real Estate Taxes actually due and owing in the Base Year or by a retroactive tax credit or abatement effectively reducing the Real Estate Taxes paid in the Base Year), then only for the purpose of calculating the Base Year Real Estate Taxes for this Section 5.1, the Credit will be ignored and the Base Year Real Estate Taxes will be the amount of Real Estate Taxes incurred in the Base Year prior to taking the Credit into account (such grossing-up shall be referred to herein as the “Base Year Adjustment”). By way of example of the preceding sentence only, if the Real Estate Taxes in the Base Year were Five Hundred Thousand Dollars ($500,000) and in the calendar year after the Base Year Landlord received the Credit in the amount of Fifty Thousand Dollars ($50,000) that was retroactive to the Base Year, then for the purpose of calculating the Base Year Real Estate Taxes for this Section 5.1, the Base Year Real Estate Taxes would remain Five Hundred Thousand Dollars ($500,000). Neither the Base Year Adjustment nor the Credit shall be taken into account for purposes of the netting-out of the increase or decrease in Real Estate Taxes and Operating Expenses described above in this Section 5.1(a), which netting-out shall be calculated based on Real Estate Taxes actually incurred each year prior to taking the Credit into account. Notwithstanding anything to the contrary, in no event shall the Credit result in (i) Tenant’s payment of increases in Real Estate Taxes being less than zero, (ii) reimbursement to Tenant of any Real Estate Taxes paid by Tenant to

Landlord or (iii) a payment by Landlord to Tenant for or approximating the value of the Credit.”
     16. Counterparts; Facsimile. This Second Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document. Faxed signatures will have the same binding effect as original signatures.
     17. Ratification. Except as expressly modified by the terms of this Second Amendment, the Lease shall remain unchanged and continue in full force and effect. All terms, covenants and conditions of the Lease applicable to the Premises, as amended hereby (including, but not limited to, Tenant’s renewal, expansion and termination rights, all as expressly set forth in the Lease), are confirmed and ratified, remain in full force and effect, and constitute valid and binding obligations of Landlord and Tenant, enforceable according to the terms thereof.
     18. Authority. Landlord, Tenant and the persons executing and delivering this Second Amendment on their respective behalves each represents and warrants that such person is duly authorized to so act, and has the power and authority to enter into this Second Amendment, and that all action required to authorize Landlord, Tenant and such person to enter into this Second Amendment has been duly taken.
     19. Binding Effect. This Second Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Second Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns. In the event of a conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment will control. This Second Amendment will be effective between Landlord and Tenant when executed and delivered by Landlord and Tenant without regard to execution by escrow agent.
     20. References. The terms of this Second Amendment shall be deemed to modify and supplement the terms of the Lease, and all future references to the Lease (unless otherwise provided) shall be deemed to be to the Lease as amended by this Second Amendment. All references to the Premises in the Lease shall be deemed to include the Fifth Floor Expansion Space, except to the extent that inclusion of the Fifth Floor Expansion Space into the definition of the Premises renders the terms of the Lease inconsistent with the terms of this Second Amendment.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

WITNESS/ATTEST:	LANDLORD:

WASHINGTON TELEVISION CENTER LLC, a District of Columbia limited liability company

	By:	WTC Realty, Inc., a Delaware corporation, its Managing Member

		By:	/s/ Bruce Maher [SEAL]

		Name:	Bruce Maher
		Title:	Vice President

WITNESS/ATTEST:	TENANT:

BLACKBOARD INC.,
a Delaware corporation

	By:	/s/ Michael Beach [SEAL]
	Name:	Michael Beach
	Title:	CFO

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